Exhibit 99.1

Company Contact:
Michael Selsman
Public Communications Co.
ms@publiccommunications.biz
310-553-5732

NEAH POWER SYSTEMS ISSUES LETTER TO SHAREHOLDERS: PART ONE
(Part two to be published tomorrow)

Date: August 11th 2009

I am delighted to continue the dialog with the shareholders as the Chief Executive Officer of Neah Power Systems. Neah has had favorable and significant events occur since my last letter to shareholders, and I would like to thank all of you for your continued support.  The intent of this letter is to address specific questions that have come up during this period, and this part of my letter deals with our recent reverse stock split and our forthcoming forward split.

What is new with the company?

We are a re-energized, focused company with what we believe are compelling products. I was appointed the CEO in February 2008. Since then, I have rebuilt the management team, reduced our burn rate, completed prototype development and implemented our manufacturing supply chain.  We added Ed Cabrera, Head of Investment banking, Jesup & Lamont, and Paul Sidlo, Entrepreneur and Computer Graphics Pioneer, to the Board of Directors. We hired, and promoted, Kenth Pedersen to Chief Business Development Officer, and announced customer relationships with EKO Vehicles and Hobie Cat.

Why was the recent 1:200 common stock reverse split so important?

As Neah progresses from a developmental company to a company with customer engagements and product shipments on the horizon, we seek to be listed on the American Stock Exchange (AMEX) as part of Neah’s overall growth and corporate strategy. The split provides the appropriate capital structure necessary for investment in a company of Neah’s size and potential, and Neah believes that the higher per share price will increase the number and quality of brokers and investors that will be attracted to the company. The 200:1 reverse split was approved by shareholders at the previous Annual Shareholder Meeting, and the company was required to maintain this ratio.

The company mentioned a Forward Split in the near future. How is that important?

The reverse split successfully achieved the goals articulated in the previous response, and based on input from our Strategic and Financial advisors, and Board members, we are trying to set the appropriate price range to attract the right type of long term investor. Neah believes this is good for the shareholders and for the company.  Neah has applied for a forward split of 6:1 with FINRA which we believe puts the share price at an appropriate target.

Why have we not seen any financial projections or estimates from the company?

While the company does have projected financial data, at the present stage of the company's development this information is highly sensitive and making it available could be harmful to the best interests of the company and therefore you, its shareholders. In addition, as you know, we have been and are in discussions with both customers and potential investors. Potential customer arrangements (projected sales) are often required to be kept confidential until the point in time where an agreement has been in fact finalized. Neah is currently in the process of talking to institutional investors and other funding sources, and these groups will be important to us as shareholders of the company for the long term. As a matter of policy though, we prefer to hold this information close and treat it with a measure of cautious optimism, as we are dealing with new technologies and hitherto unknown markets and applications. We believe that Neah could be generating revenue by the end of 2009 based on estimates from SolCool and Letters of Intent (LOIs) that we have.

What is the status of the AMEX listing?

We have a lot of effort remaining as we work toward our goal of becoming listed on the AMEX, and we have high confidence in our advisors. The reverse and forward splits that have been recently implemented are part of the means to satisfy the listing requirements on AMEX.

 Do you envision any further dilution?
Yes. Anything that we have done, and continue to do in relation to raising capital, will be done with the intent to maintain and build shareholder value.

Be sure to watch for Part Two of my letter, to be published tomorrow, August 12, 2009, as it will deal with our marketing and product strategy.

Thank you for your continued support of Neah Power and the management team at the company.

Sincerely,

Chris D’Couto Ph.D.

Chief Executive Officer & President

About NEAH Power

NEAH Power Systems, Inc. (NPWZ.OB) is developing long-lasting, efficient and safe power solutions for the military and for portable electronic devices. NEAH uses a unique, patented, silicon-based design for its micro fuel cells that enable higher power densities, lower cost and compact form-factors. The company’s micro fuel cell system can run in aerobic and anaerobic modes. Neah believes that the technology can also be used for energy storage and generation.

Further company information can be found at www.neahpower.com.

Forward-Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See Neah Power System’s Form 10-KSB for the fiscal year ended September 30, 2008 for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future